UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 28, 2019
Coeur Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-8641 (Commission File Number)	82-0109423 (IRS Employer Identification No.)
104 S. Michigan
Suite 900
Chicago, Illinois 60603
(Address of Principal Executive Offices)
(312) 489-5800
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
As previously disclosed in the Current Reports on Form 8-K filed by Coeur Mining, Inc. (the “Company” or “Coeur”) on December 26, 2017, February 16, 2018 and February 28, 2018 (the “Prior Form 8-Ks”), the Company entered into a Share Purchase Agreement (the “Purchase Agreement”), dated December 22, 2017, by and among the Company, Coeur South America Corp., a Delaware corporation (“CSA”), Coeur Explorations, Inc., an Idaho corporation (“CEE” and together with CSA and Coeur, the “Sellers”), Empresa Minera Manquiri S.A., a Bolivian sociedad anónima (“Manquiri”), and Ag-Mining Investments, AB (formerly NewCo 4714 Sweden AB under change of name to Argentum Investment AB) (the “Buyer”), as amended on February 16, 2018. The Purchase Agreement provided for the sale by the Sellers of 100% of the issued and outstanding shares of Manquiri (the “Transaction”), a former subsidiary of Coeur that operates the San Bartolomé mine and processing facility near Potosì, Bolivia, to the Buyer. The Transaction was consummated on February 28, 2018.
In addition, as previously disclosed in the Current Report on Form 8-K filed by the Company on September 25, 2018, the Company entered into a letter agreement with Buyer on September 25, 2018 pursuant to which the total aggregate principal amount of the Notes (as described in the Prior Form 8-Ks) was reduced to $25.0 million and the Buyer made a concurrent cash payment of $15.0 million to the Sellers in respect of the Notes. The Company also agreed to suspend the quarterly payments in respect of the 2.0% net smelter returns royalty on all metals processed through the San Bartolomé mine’s processing facility until October 15, 2019.
On February 28, 2019, the Company entered into a letter agreement (the “February Letter Agreement”) with Buyer pursuant to which the Buyer agreed to accelerate repayment of the remaining aggregate $6.0 million owed under the Notes, made a concurrent cash payment of $2.0 million to the Sellers in respect of the Notes and agreed to pay the remaining $4.0 million outstanding principal amount in two equal installments on March 31, 2019 and April 30, 2019. Upon receipt of such future payments, the Notes will be deemed to be paid in full. In addition, pursuant to the February Letter Agreement, until October 31, 2019 (the “Option Period”) Buyer shall have a non-exclusive option (the “Option”) to either purchase or terminate its obligations to pay the net smelter returns royalty, by making a payment to Coeur of US$4,750,000 (the “NSR Payment Amount”). During the Option Period, Coeur’s rights in respect of receipt of the 2.0% net smelter returns royalty shall be suspended. If Buyer does not exercise the Option and pay the NSR Payment Amount to Coeur during the Option Period, or if Coeur transfers the net smelter returns royalty to a third party, Buyer’s obligations to pay the 2.0% net smelter returns royalty, shall resume for the quarterly period beginning on July 1, 2019 and ending September 30, 2019 and such payment shall be payable by the expiration of the Option Period.
The foregoing description of the February Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the February Letter Agreement which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
The February Letter Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Coeur or any of its respective affiliates or businesses. Any representations, warranties, covenants and agreements contained in the February Letter Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Investors and security holders are not third-party beneficiaries under the February Letter Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Coeur or any of its affiliates or businesses.
Item 9.01.    Financial Statements and Exhibits.
(d)    List of Exhibits

Exhibit No.	Description
Exhibit 10.1
Letter Agreement, dated February 28, 2019 by and among Coeur Mining, Inc., a Delaware corporation, Coeur South America Corp., a Delaware corporation, Coeur Explorations, Inc., an Idaho corporation, Empresa Minera Manquiri S.A., a Bolivian sociedad anónima, and Ag-Mining Investments, AB (formerly NewCo 4714 Sweden AB under change of name to Argentum Investment AB).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.
Date: March 1, 2019	By: /s/ Thomas S. Whelan
Name: Thomas S. Whelan Title: Senior Vice President and Chief Financial Officer